UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
January 9, 2006

Sigma Designs, Inc.
(Exact name of registrant as specified in its charter)

California	000-15116	94-2848099
(State of other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1221 California Circle
Milpitas, California    95035
(Address of principal executive offices including zip code)

(408) 262-9003
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On January 9, 2006, Sigma Designs, Inc. ("Sigma") entered into a first amendment (the "Amendment") with Blue7 Communications, a privately-held California corporation ("Blue7") and Blue Merger Sub, Inc., a California corporation and wholly owned subsidiary of Sigma ("Merger Sub") to the Agreement and Plan of Merger dated as of December 13, 2005 by and between Sigma, Blue7, Merger Sub and, for purposes of Articles IX and XI only, Hung C. Nguyen as the Securityholder Representative (the "Merger Agreement").

Pursuant to the Amendment, the definition of "Closing Price" in the Merger Agreement is amended to mean the average closing sales price of Sigma's Common Stock as traded on The Nasdaq National Market and reported by The Wall Street Journal, for the ten (10) consecutive market trading days commencing on the twelfth (12th) market trading day prior to December 13, 2005 and ending on (inclusive) the third (3rd) market trading day prior to December 13, 2005. Under the terms of the Merger Agreement, the Closing Price will be used to determine the ratio upon which shares of Blue7 are to be exchanged for shares of Sigma upon consummation of the transactions contemplated by the Merger Agreement.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the complete text of the Amendment dated January 9, 2006, attached hereto as Exhibit 2.1, and incorporated herein by reference. The Merger Agreement was filed as Exhibit 2.1 to Sigma's Form 8-K filed with the Securities and Exchange Commission on December 16, 2005.

The consummation of the transactions contemplated by the Merger Agreement, as amended, remains subject to several conditions, including the approval of the transaction by Blue7 shareholders and other customary conditions.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits.

Exhibit Number	Description
2.1	Amendment No. 1 to Agreement and Plan of Merger dated January 9, 2006 by and between Sigma Designs, Inc., Blue Merger Sub, Inc., and Blue7 Communications

SIGNATURES

Pursuant to the requirements of the Security Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Sigma Designs, Inc.

By:	/s/ KIT TSUI

Kit Tsui
Chief Financial Officer and Secretary (Principal Financial Officer and Accounting Officer)

Date: January 12, 2006